Exhibit 99.1

KONTOOR BRANDS REPORTS 2024 SECOND QUARTER RESULTS; RAISES FULL YEAR OUTLOOK

Second Quarter 2024 Highlights
•Revenue of $607 million decreased 1 percent compared to prior year
•Reported gross margin was 44.7 percent. Adjusted gross margin was 45.2 percent and increased 420 basis points compared to prior year
•Reported EPS was $0.92. Adjusted EPS of $0.98 increased 27 percent compared to prior year
•Inventory decreased 22 percent compared to prior year
•The Company repurchased $25 million of shares and made a $25 million voluntary term loan payment
•The Company’s Board of Directors declared a regular quarterly cash dividend of $0.50 per share

Updated Full Year 2024 Financial Outlook
•Revenue is expected to be in the range of $2.57 to $2.63 billion, representing a decrease of 1 percent to an increase of 1 percent, consistent with the prior outlook
•Adjusted gross margin is now expected to approximate 44.8 percent (44.6 percent prior), representing an increase of 230 basis points compared to the prior year on an adjusted basis, excluding the out-of-period duty charge in that period
•Adjusted operating income is now expected to be at the higher end of the prior range of $377 to $387 million, representing an increase of 10 to 11 percent compared to the prior year on an adjusted basis, excluding the out-of-period duty charge in that period. Adjusted operating income includes $6 million of incremental demand creation investment in both the Wrangler® and Lee® brands compared to the prior outlook
•Adjusted EPS is now expected to approximate $4.80 ($4.70 to $4.80 prior), representing an increase of 8 percent compared to the prior year on an adjusted basis, excluding the out-of-period duty charge in that period. Adjusted EPS includes an $0.08 impact from incremental demand creation investment compared to the prior outlook
•Cash from operations is now expected to exceed $350 million (exceed $335 million prior)

GREENSBORO, N.C. - August 1, 2024 - Kontoor Brands, Inc. (NYSE: KTB), a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands, Wrangler® and Lee®, today reported financial results for its second quarter ended June 29, 2024.

“We delivered second quarter results that exceeded our expectations driven by higher revenue, stronger gross margin expansion and cash flow generation,” said Scott Baxter, President, Chief Executive Officer and Chair of Kontoor Brands. “Our fundamentals continue to improve, providing us with significant optionality to drive long-term value while returning more than $100 million to shareholders year-to-date. We are carrying great momentum into the second half of the year and are raising our outlook, including the impact of additional demand creation investments that will support profitable growth for the balance of the year and beyond.”

Second Quarter 2024 Income Statement Review

Revenue was $607 million and decreased 1 percent compared to the prior year. The revenue decline was driven by retailer inventory management actions in the U.S., the anticipated decrease in revenue from seasonal product and lower international revenue, partially offset by growth in direct-to-consumer, as well as an approximate 2-point benefit from the earlier timing of shipments in U.S. wholesale from the third quarter into the second quarter.

U.S. revenue was $496 million and decreased 1 percent compared to the prior year. Growth in direct-to-consumer was more than offset by a 1 percent decline in wholesale revenue due to reduced shipments as retailers tightly managed inventory levels.

International revenue was $111 million, a 6 percent decrease (5 percent decrease in constant currency) compared to the prior year. Europe decreased 5 percent, with 3 percent growth in direct-to-consumer (4 percent growth in constant currency) more than offset by an 8 percent decline in wholesale. Asia decreased 13 percent (10 percent decrease in constant currency), with a 26 percent decrease in wholesale (24 percent decrease in constant currency) partially offset by a 4 percent increase in direct-to-consumer (8 percent increase in constant currency). Non-U.S. Americas increased 2 percent (3 percent increase in constant currency) driven by growth in wholesale. International direct-to-consumer increased 3 percent (5 percent increase in constant currency), with 25 percent growth in digital (28 percent growth in constant currency) partially offset by an 11 percent decrease in owned brick-and-mortar stores (9 percent decrease in constant currency).

Wrangler brand global revenue was $429 million, a 1 percent increase compared to the prior year. Wrangler U.S. revenue was flat, with 10 percent growth in direct-to-consumer offset by a 1 percent decline in wholesale. Wrangler international revenue increased 7 percent, driven by 13 percent growth in direct-to-consumer (14 percent growth in constant currency) and 6 percent growth in wholesale.

Lee brand global revenue was $175 million, a 7 percent decrease (6 percent decrease in constant currency) compared to the prior year. Lee U.S. revenue decreased 3 percent driven by reduced shipments to the wholesale channel and a decline in direct-to-consumer. Lee international revenue decreased 13 percent (11 percent decrease in constant currency) driven by a decline in wholesale, partially offset by growth in direct-to-consumer.

Gross margin increased 410 basis points to 44.7 percent on a reported basis and increased 420 basis points to 45.2 percent on an adjusted basis compared to the prior year. Adjusted gross margin expansion was driven by the benefits from lower product costs, improved product mix and proactive supply chain efficiencies, partially offset by lower pricing.

Selling, General & Administrative (SG&A) expenses were $196 million or 32.3 percent of revenue on a reported basis. On an adjusted basis, SG&A expenses were $195 million, or 32.1 percent of revenue, representing an increase of 8 percent compared to the prior year. Investments in direct-to-consumer and technology were partially offset by lower distribution and freight expense.

Operating income was $75 million on a reported basis. On an adjusted basis, operating income was $80 million and increased 10 percent compared to the prior year. Adjusted operating margin of 13.1 percent increased 140 basis points compared to the prior year.

Earnings per share (EPS) was $0.92 on a reported basis. On an adjusted basis, EPS was $0.98 compared to adjusted EPS of $0.77 in the prior year, representing an increase of 27 percent.

Balance Sheet and Liquidity Review

The Company ended the second quarter with $224 million in cash and cash equivalents, and $750 million in long-term debt.

Inventory at the end of the second quarter was $488 million, down 22 percent compared to the prior year.

As of the end of the second quarter, the Company had no outstanding borrowings under the Revolving Credit Facility and $494 million available for borrowing against this facility. During the second quarter, the Company made a $25 million voluntary payment against its outstanding term loan.

As previously announced, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.50 per share, payable on September 20, 2024, to shareholders of record at the close of business on September 10, 2024.

Consistent with a commitment to return cash to shareholders, the Company repurchased $25 million of common stock during the second quarter. When combined with the strong dividend, the Company returned a total of $53 million to shareholders during the second quarter and $101 million year-to-date. The Company has $255 million remaining under its authorized share repurchase program.

Updated 2024 Outlook

“We are raising our full year outlook driven by better-than-expected second quarter results and increased confidence in the balance of the year,” said Scott Baxter, President, Chief Executive Officer and Chair of Kontoor Brands. “To fuel our momentum, we are making incremental investments in both brands starting in the third quarter to support accelerating revenue, expanding distribution and category growth, as well as continued market share gains. While we will continue to manage the business conservatively in light of the uncertain environment, in the second half of the year we expect accelerating revenue growth, double-digit operating earnings growth, and significant cash generation.”

The Company’s updated 2024 outlook includes the following:

•Revenue is expected to be in the range of $2.57 to $2.63 billion, reflecting a decrease of 1 percent to an increase of 1 percent compared to the prior year, consistent with the prior outlook. The Company continues to expect market share gains, growth from channel and category expansion, and expanded distribution to be offset by conservative retailer inventory management and macroeconomic pressures on consumer spending around the globe.

The Company continues to expect second half revenue to increase at a mid-single digit rate compared to the prior year, excluding the approximate 2-point impact from the earlier timing of shipments from the third quarter into the second quarter. In the third quarter, the Company expects revenue of approximately $660 million, reflecting growth of 1 percent. The Company expects mid-single digit revenue growth in the fourth quarter.

•Adjusted gross margin is now expected to approximate 44.8 percent, representing an increase of 230 basis points compared to adjusted gross margin in the prior year, excluding the out-of-period duty expense in that period. This compares to the prior outlook of approximately 44.6 percent. Gross margin expansion is driven by the benefits of favorable mix, lower product costs and proactive supply chain efficiencies.

In the third quarter, the Company expects adjusted gross margin of approximately 44.3 percent, representing an increase of approximately 100 basis points compared to the prior year, excluding the out-of-period duty expense in that period. The Company expects fourth quarter adjusted gross margin to approximate 44.3 percent, representing an increase of approximately 120 basis points compared to prior year adjusted gross margin, excluding the out-of-period duty expense in that period.

•Adjusted SG&A is expected to increase approximately 4 percent compared to adjusted SG&A in the prior year, including an incremental $6 million demand creation investment compared with the prior outlook. The Company will continue to invest in its brands and capabilities in support of long-term profitable growth, including demand creation, direct-to-consumer and international expansion.

•Adjusted operating income is now expected to be at the higher end of the prior range of $377 to $387 million, including an incremental $6 million demand creation investment, reflecting an increase of between 10 and 11 percent compared to adjusted operating income in the prior year, excluding the out-of-period duty expense in that period.

The Company expects adjusted operating income of approximately $210 million in the second half of the year, including an incremental $5 million of demand creation investment, representing a double-digit increase compared to adjusted operating income in the prior year, excluding the out-of-period duty expense in that period.

•Adjusted EPS is now expected to approximate $4.80 compared to the prior outlook of $4.70 to $4.80, including an incremental $0.08 impact from demand creation investment compared with the prior outlook. Excluding the out-of-period duty expense in the prior year, adjusted EPS is now expected to increase 8 percent compared to the prior outlook of a 6 to 8 percent increase.

Full year 2024 adjusted EPS includes an approximate 5-percentage point headwind from a higher tax rate, including a 12-percentage point headwind in the second half of the year.

In the third quarter, the Company expects adjusted EPS of approximately $1.25.

•Capital Expenditures are now expected to be approximately $35 million.

•For the full year, the Company expects an effective tax rate of approximately 20 percent. Interest expense is expected to approximate $35 million. Other Expense is expected to be in the range of $12 million to $14 million. Average shares outstanding are expected to be approximately 57 million, excluding the impact of any future share repurchases.

•The Company now expects cash flow from operations to exceed $350 million driven by the combination of accelerated earnings growth and a continued normalization of inventory. This compares to the prior outlook of cash flow from operations to exceed $335 million.

•The Company’s outlook does not yet reflect the anticipated impact of Project Jeanius.

This release refers to “adjusted” amounts from 2024 and 2023 and “constant currency” amounts, which are further described in the Non-GAAP Financial Measures section below. Unless otherwise noted, “reported” and “constant currency” amounts are the same. As previously disclosed, full year 2023 results included a $14 million duty charge related to prior years. All per share amounts are presented on a diluted basis. Amounts as presented herein may not recalculate due to the use of unrounded numbers.

Webcast Information

Kontoor Brands will host its second quarter 2024 conference call beginning at 8:30 a.m. Eastern Time today, August 1, 2024. The conference will be broadcast live via the Internet, accessible at https://www.kontoorbrands.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location.

Non-GAAP Financial Measures

Adjusted Amounts - This release refers to “adjusted” amounts. Adjustments during 2024 represent charges related to business optimization activities and actions to streamline and transfer select production within our internal manufacturing network. Adjustments during 2023 represent charges related to strategic actions taken by the Company to drive efficiencies in our operations, which included reducing our global workforce, streamlining and transferring select production within our internal manufacturing network and globalizing our operating model. Additional information regarding adjusted amounts is provided in notes to the supplemental financial information included with this release.

Constant Currency - This release refers to “reported” amounts in accordance with GAAP, which include translation and transactional impacts from changes in foreign currency exchange rates. This release also refers to “constant currency” amounts, which exclude the translation impact of changes in foreign currency exchange rates.

Reconciliations of these non-GAAP measures to the most comparable GAAP measures are presented in the supplemental financial information included with this release that identifies and quantifies all reconciling adjustments and provides management's view of why this non-GAAP information is useful to investors. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be viewed in addition to, and not as an alternate for, reported results under GAAP. The non-GAAP measures used by the Company in this release may be different from similarly titled measures used by other companies.

For forward-looking non-GAAP measures included in this filing, the Company does not provide a reconciliation to the most comparable GAAP financial measures because the information needed to reconcile these measures is unavailable due to the inherent difficulty of forecasting the timing and/or amount of various items that have not yet occurred and have been excluded from adjusted measures. Additionally, estimating such GAAP measures and providing a meaningful reconciliation consistent with the Company’s accounting policies for future periods requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable effort.

About Kontoor Brands

Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. Kontoor designs, manufactures, distributes, and licenses superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Forward-Looking Statements

Certain statements included in this release and attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as required under the U.S. federal securities laws. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: macroeconomic conditions, including elevated interest rates, inflation, recessionary concerns and fluctuating foreign currency exchange rates, as well as continuing global supply chain issues and geopolitical events, continue to adversely impact global economic conditions and have had, and may continue to have, a negative impact on the Company’s business, results of operations, financial condition and cash flows (including future uncertain impacts); the level of consumer demand for apparel; reliance on a small number of large customers; supply chain and shipping disruptions, which could continue to result in shipping delays, an increase in transportation costs and increased product costs or lost sales; intense industry competition; the ability to accurately forecast demand for products; the Company’s ability to gauge consumer preferences and product trends, and to respond to constantly changing markets; the Company’s ability to maintain the images of its brands; increasing pressure on margins; e-commerce operations through the Company’s direct-to-consumer business; the financial difficulty experienced by the retail industry; possible goodwill and other asset impairment; the ability to implement the Company’s business strategy; the stability of manufacturing facilities and foreign suppliers; fluctuations in wage rates and the price, availability and quality of raw materials and contracted products; the reliance on a limited number of suppliers for raw material sourcing and the ability to obtain raw materials on a timely basis or in sufficient quantity or quality; disruption to distribution systems; seasonality; unseasonal or severe weather conditions; the Company's and its vendors’ ability to maintain the strength and security of information technology systems; the risk that facilities and systems and those of third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss or maintain operational performance; ability to properly collect, use, manage and secure consumer and employee data; disruption and volatility in the global capital and credit markets and its impact on the Company's ability to obtain short-term or long-term financing on favorable terms; legal, regulatory, political and economic risks; changes to trade policy, including tariff and import/export regulations; the impact of climate change and related legislative and regulatory responses; compliance with anti-bribery, anti-corruption and anti-money laundering laws by the Company and third-party suppliers and manufacturers; changes in tax laws and liabilities; the costs of compliance with or the violation of national, state and local laws and regulations for environmental, consumer protection, employment, privacy, safety and other matters; continuity of members of management; labor relations; the ability to protect trademarks and other intellectual property rights; the ability of the Company’s licensees to generate expected sales and maintain the value of the Company’s brands; the Company maintaining satisfactory credit ratings; restrictions on the Company’s business relating to its debt obligations; volatility in the price and trading volume of the Company’s common stock; anti-takeover provisions in the Company’s organizational documents; and fluctuations in the amount and frequency of our share repurchases. Many of the foregoing risks and uncertainties will be exacerbated by any worsening of the global business and economic environment.

More information on potential factors that could affect the Company's financial results are described in detail in the Company’s most recent Annual Report on Form 10-K and in other reports and statements that the Company files with the SEC.

Contacts
Investors:
Michael Karapetian, (336) 332-4263
Vice President, Corporate Development, Strategy, and Investor Relations
Michael.Karapetian@kontoorbrands.com

or

Media:
Julia Burge, (336) 332-5122
Director, External Communications
Julia.Burge@kontoorbrands.com

###

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June		%	Six Months Ended June		%
(Dollars and shares in thousands, except per share amounts)	2024	2023	Change	2024	2023	Change
Net revenues	$606,898	$616,009	(1)%	$1,238,100	$1,283,132	(4)%
Costs and operating expenses
Cost of goods sold	335,538	365,748	(8)%	681,596	746,170	(9)%
Selling, general and administrative expenses	196,117	186,864	5%	396,831	378,616	5%
Total costs and operating expenses	531,655	552,612	(4)%	1,078,427	1,124,786	(4)%
Operating income	75,243	63,397	19%	159,673	158,346	1%
Interest expense	(10,382)	(9,663)	7%	(19,674)	(19,936)	(1)%
Interest income	2,616	691	279%	5,041	1,110	354%
Other expense, net	(3,021)	(3,152)	(4)%	(5,904)	(5,378)	10%
Income before income taxes	64,456	51,273	26%	139,136	134,142	4%
Income taxes	12,687	14,877	(15)%	27,860	31,450	(11)%
Net income	$51,769	$36,396	42%	$111,276	$102,692	8%
Earnings per common share
Basic	$0.93	$0.65		$2.00	$1.84
Diluted	$0.92	$0.64		$1.97	$1.80
Weighted average shares outstanding
Basic	55,810	56,089		55,772	55,868
Diluted	56,456	56,846		56,597	56,893
Basis of presentation for all financial tables within this release: The Company operates and reports using a 52/53-week fiscal year ending on the Saturday closest to December 31 each year. For presentation purposes herein, all references to periods ended June 2024 and June 2023 correspond to the 13-week and 26-week fiscal periods ended June 29, 2024 and July 1, 2023, respectively. References to June 2024, December 2023 and June 2023 relate to the balance sheets as of June 29, 2024, December 30, 2023 and July 1, 2023, respectively. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	June 2024	December 2023	June 2023
ASSETS
Current assets
Cash and cash equivalents	$224,296	$215,050	$82,418
Accounts receivable, net	205,019	217,673	186,024
Inventories	488,340	500,353	626,885
Prepaid expenses and other current assets	104,357	110,808	114,345
Total current assets	1,022,012	1,043,884	1,009,672
Property, plant and equipment, net	108,150	112,045	106,878
Operating lease assets	55,850	54,812	65,388
Intangible assets, net	11,854	12,497	12,941
Goodwill	209,493	209,862	209,969
Other assets	205,080	212,339	203,469
TOTAL ASSETS	$1,612,439	$1,645,439	$1,608,317
LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$—	$—	$62
Current portion of long-term debt	—	20,000	15,000
Accounts payable	196,460	180,220	195,282
Accrued and other current liabilities	153,903	171,414	156,766
Operating lease liabilities, current	22,714	21,003	21,899
Total current liabilities	373,077	392,637	389,009
Operating lease liabilities, noncurrent	35,911	36,753	42,044
Other liabilities	86,646	80,215	80,743
Long-term debt	749,654	763,921	773,270
Total liabilities	1,245,288	1,273,526	1,285,066
Commitments and contingencies
Total equity	367,151	371,913	323,251
TOTAL LIABILITIES AND EQUITY	$1,612,439	$1,645,439	$1,608,317

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June
(In thousands)	2024	2023
OPERATING ACTIVITIES
Net income	$111,276	$102,692
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	19,530	18,219
Stock-based compensation	13,669	7,023
Other, including working capital changes	8,196	(16,258)
Cash provided by operating activities	152,671	111,676
INVESTING ACTIVITIES
Property, plant and equipment expenditures	(8,122)	(13,277)
Capitalized computer software	(2,045)	(6,756)
Other	(1,265)	(10)
Cash used by investing activities	(11,432)	(20,043)
FINANCING ACTIVITIES
Borrowings under revolving credit facility	—	268,000
Repayments under revolving credit facility	—	(268,000)
Repayments of term loan	(35,000)	(5,000)
Repurchases of Common Stock	(45,271)	—
Dividends paid	(55,732)	(53,756)
Shares withheld for taxes, net of proceeds from issuance of Common Stock	(1,037)	(3,057)
Other	—	(7,236)
Cash used by financing activities	(137,040)	(69,049)
Effect of foreign currency rate changes on cash and cash equivalents	5,047	655
Net change in cash and cash equivalents	9,246	23,239
Cash and cash equivalents – beginning of period	215,050	59,179
Cash and cash equivalents – end of period	$224,296	$82,418

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information
(Unaudited)

	Three Months Ended June		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2024	2023
Segment revenues:
Wrangler	$429,245	$425,485	1%	1%
Lee	175,299	188,008	(7)%	(6)%
Total reportable segment revenues	604,544	613,493	(1)%	(1)%
Other revenues (b)	2,354	2,516	(6)%	(6)%
Total net revenues	$606,898	$616,009	(1)%	(1)%
Segment profit:
Wrangler	$88,339	$70,976	24%	24%
Lee	13,367	17,165	(22)%	(21)%
Total reportable segment profit	$101,706	$88,141	15%	16%
Corporate and other expenses	(28,378)	(27,660)	3%	3%
Interest expense	(10,382)	(9,663)	7%	7%
Interest income	2,616	691	279%	270%
Loss related to other revenues (b)	(1,106)	(236)	*	*
Income before income taxes	$64,456	$51,273	26%	26%

	Six Months Ended June		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2024	2023
Segment revenues:
Wrangler	$838,739	$848,632	(1)%	(1)%
Lee	394,742	428,657	(8)%	(8)%
Total reportable segment revenues	1,233,481	1,277,289	(3)%	(3)%
Other revenues (b)	4,619	5,843	(21)%	(21)%
Total net revenues	$1,238,100	$1,283,132	(4)%	(4)%
Segment profit:
Wrangler	$163,005	$142,083	15%	14%
Lee	48,461	56,738	(15)%	(14)%
Total reportable segment profit	$211,466	$198,821	6%	6%
Corporate and other expenses	(56,438)	(45,724)	23%	24%
Interest expense	(19,674)	(19,936)	(1)%	(1)%
Interest income	5,041	1,110	354%	351%
Loss related to other revenues (b)	(1,259)	(129)	*	*
Income before income taxes	$139,136	$134,142	4%	3%
(a) Refer to constant currency definition on the following pages.
(b) We report an "Other" category to reconcile segment revenues and segment profit to the Company's operating results, but the Other category does not meet the criteria to be considered a reportable segment. Other includes sales and licensing of Rock & Republic®, other company-owned brands and private label apparel.
* Calculation not meaningful.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information – Constant Currency Basis (Non-GAAP)
(Unaudited)

	Three Months Ended June 2024
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$429,245	$173	$429,418
Lee	175,299	920	176,219
Total reportable segment revenues	604,544	1,093	605,637
Other revenues	2,354	—	2,354
Total net revenues	$606,898	$1,093	$607,991
Segment profit:
Wrangler	$88,339	$(13)	$88,326
Lee	13,367	145	13,512
Total reportable segment profit	$101,706	$132	$101,838
Corporate and other expenses	(28,378)	(41)	(28,419)
Interest expense	(10,382)	—	(10,382)
Interest income	2,616	(58)	2,558
Loss related to other revenues	(1,106)	—	(1,106)
Income before income taxes	$64,456	$33	$64,489

	Six Months Ended June 2024
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$838,739	$(1,421)	$837,318
Lee	394,742	585	395,327
Total reportable segment revenues	1,233,481	(836)	1,232,645
Other revenues	4,619	—	4,619
Total net revenues	$1,238,100	$(836)	$1,237,264
Segment profit:
Wrangler	$163,005	$(520)	$162,485
Lee	48,461	173	48,634
Total reportable segment profit	$211,466	$(347)	$211,119
Corporate and other expenses	(56,438)	(90)	(56,528)
Interest expense	(19,674)	—	(19,674)
Interest income	5,041	(36)	5,005
Loss related to other revenues	(1,259)	—	(1,259)
Income before income taxes	$139,136	$(473)	$138,663
Constant Currency Financial Information
The Company is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.
To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
These constant currency performance measures should be viewed in addition to, and not as an alternative for, reported results under GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Quarter-to-Date (Non-GAAP)
(Unaudited)

	Three Months Ended June
(Dollars in thousands, except per share amounts)	2024	2023

Cost of goods sold - as reported under GAAP	$335,538	$365,748
Restructuring and transformation costs (a)	(3,173)	(2,354)
Adjusted cost of goods sold	$332,365	$363,394

Selling, general and administrative expenses - as reported under GAAP	$196,117	$186,864
Restructuring and transformation costs (a)	(1,290)	(6,439)
Adjusted selling, general and administrative expenses	$194,827	$180,425

Diluted earnings per share - as reported under GAAP	$0.92	$0.64
Restructuring and transformation costs (a)	0.06	0.13
Adjusted diluted earnings per share	$0.98	$0.77

Net income - as reported under GAAP	$51,769	$36,396
Income taxes	12,687	14,877
Interest expense	10,382	9,663
Interest income	(2,616)	(691)
EBIT	$72,222	$60,245
Depreciation and amortization	10,025	9,092
EBITDA	$82,247	$69,337
Restructuring and transformation costs (a)	4,463	8,793
Adjusted EBITDA	$86,710	$78,130
As a percentage of total net revenues	14.3%	12.7%
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. EBIT, EBITDA and adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" at the end of this document. Amounts herein may not recalculate due to the use of unrounded numbers.
(a) See Note 1 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" at the end of this document.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select GAAP and Non-GAAP Measures
(Unaudited)

	Three Months Ended June
	2024		2023
(Dollars in thousands, except per share amounts)	GAAP	Adjusted	GAAP	Adjusted

Net revenues	$606,898	$606,898	$616,009	$616,009

Gross margin	$271,360	$274,533	$250,261	$252,615
As a percentage of total net revenues	44.7%	45.2%	40.6%	41.0%

Selling, general and administrative expenses	$196,117	$194,827	$186,864	$180,425
As a percentage of total net revenues	32.3%	32.1%	30.3%	29.3%

Operating income	$75,243	$79,706	$63,397	$72,190
As a percentage of total net revenues	12.4%	13.1%	10.3%	11.7%
Earnings per share - diluted	$0.92	$0.98	$0.64	$0.77

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" at the end of this document.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue
(Unaudited)

	Three Months Ended June 2024
	Revenues - As Reported
(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$353,376	$96,613	$2,162	$452,151
Non-U.S. Wholesale	40,294	41,662	—	81,956
Direct-to-Consumer	35,575	37,024	192	72,791
Total	$429,245	$175,299	$2,354	$606,898

Geographic revenues
U.S.	$382,977	$110,899	$2,354	$496,230
International	46,268	64,400	—	110,668
Total	$429,245	$175,299	$2,354	$606,898

	Three Months Ended June 2023
	Revenues - As Reported
(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$355,207	$98,218	$2,366	$455,791
Non-U.S. Wholesale	38,104	51,232	—	89,336
Direct-to-Consumer	32,174	38,558	150	70,882
Total	$425,485	$188,008	$2,516	$616,009

Geographic revenues
U.S.	$382,111	$114,248	$2,516	$498,875
International	43,374	73,760	—	117,134
Total	$425,485	$188,008	$2,516	$616,009

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select Revenue Information
(Unaudited)

	Three Months Ended June
	2024	2023	2024 to 2023
(Dollars in thousands)	As Reported under GAAP		% Change Reported	% Change Constant Currency
Wrangler U.S.	$382,977	$382,111	—%	—%
Lee U.S.	110,899	114,248	(3)%	(3)%
Other	2,354	2,516	(6)%	(6)%
Total U.S. revenues	$496,230	$498,875	(1)%	(1)%

Wrangler International	$46,268	$43,374	7%	7%
Lee International	64,400	73,760	(13)%	(11)%
Total International revenues	$110,668	$117,134	(6)%	(5)%

Global Wrangler	$429,245	$425,485	1%	1%
Global Lee	175,299	188,008	(7)%	(6)%
Global Other	2,354	2,516	(6)%	(6)%
Total revenues	$606,898	$616,009	(1)%	(1)%

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on a constant currency basis, which is a non-GAAP financial measure. See “Business Segment Information – Constant Currency Basis (Non-GAAP)" for additional information on constant currency financial calculations.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Adjusted Return on Invested Capital (Non-GAAP)
(Unaudited)

(Dollars in thousands)	Trailing Twelve Months Ended June
Numerator	2024	2023
Net Income	$239,578	$205,380
Plus: Income taxes	37,315	69,392
Plus: Interest income (expense), net	32,424	36,901
EBIT	$309,317	$311,673
Plus: Restructuring and transformation costs (a)	18,392	21,419
Plus: Operating lease interest (b)	1,205	990
Adjusted EBIT	$328,914	$334,082
Adjusted effective income tax rate (c)	14%	25%
Adjusted net operating profit after taxes	$282,212	$251,338

Denominator	June 2024	June 2023	June 2022
Equity	$367,151	$323,251	$179,189
Plus: Current portion of long-term debt and other borrowings	—	15,062	9,848
Plus: Noncurrent portion of long-term debt	749,654	773,270	786,968
Plus: Operating lease liabilities (d)	58,625	63,943	45,386
Less: Cash and cash equivalents	(224,296)	(82,418)	(145,296)
Invested capital	$951,134	$1,093,108	$876,095
Average invested capital (e)	$1,022,121	$984,602

Net income to average debt and equity (f)	21.5%	19.7%
Adjusted return on invested capital	27.6%	25.5%
Non-GAAP Financial Information: Adjusted return on invested capital ("ROIC") is a non-GAAP measure. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. ROIC may be different from similarly titled measures used by other companies. Amounts herein may not recalculate due to the use of unrounded numbers.
(a) See Note 2 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" at the end of this document.
(b) Operating lease interest is based upon the discount rate for each lease and recorded as a component of rent expense within "Selling, general and administrative expenses" in the Company's statements of operations. The adjustment for operating lease interest represents the add-back to earnings before interest and taxes ("EBIT") based upon the assumption that properties under our operating leases were owned or accounted for as finance leases. Operating lease interest is added back to EBIT in the adjusted ROIC calculation to account for differences in capital structure between us and other companies.
(c) Effective income tax rate adjusted for restructuring and transformation costs and the corresponding tax impact. See Note 2 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" at the end of this document.
(d) Total of "Operating lease liabilities, current" and "Operating lease liabilities, noncurrent" in the Company's balance sheets.
(e) The average is based on the "Invested capital" at the end of the current period and at the end of the comparable prior period.
(f) Calculated as "Net income" divided by average "Debt" and "Equity." "Debt" includes the current and noncurrent portion of long-term debt as well as other short-term borrowings. The average is based on the subtotal of "Debt" and "Equity" at the end of the current period and at the end of the comparable prior period.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Notes (Non-GAAP)
(Unaudited)
Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures
Management uses non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.
(1) During the three months ended June 2024, restructuring and transformation costs included $2.7 million related to streamlining and transferring select production within our internal manufacturing network and $1.8 million related to business optimization activities. During the three months ended June 2023, restructuring and transformation costs of $8.8 million related to strategic actions taken by the Company to drive efficiencies in our operations, which included reducing our global workforce, streamlining and transferring select production within our internal manufacturing network and globalizing our operating model. Total restructuring and transformation costs resulted in a corresponding tax impact of $1.1 million and $1.5 million for the three months ended June 2024 and June 2023, respectively.
(2) During the trailing twelve months ended June 2024, restructuring and transformation costs were $18.4 million related to business optimization activities, streamlining and transferring select production within our internal manufacturing network, optimizing and globalizing our operating model and reductions in our global workforce. Total restructuring and transformation costs resulted in a corresponding tax impact of $4.6 million for the trailing twelve months ended June 2024.
During the trailing twelve months ended June 2023, restructuring and transformation costs were $21.4 million net, related to severance and employee-related benefit costs, strategic actions taken by the Company to drive efficiencies in our operations, which included reducing our global workforce, streamlining and transferring select production within our internal manufacturing network and globalizing our operating model, a pension curtailment gain, other employee-related benefits and other costs. Total restructuring and transformation costs resulted in a corresponding tax impact of $4.0 million for the trailing twelve months ended June 2023.